Exhibit 1(a)


                          PRICING AGREEMENT

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
  As Representatives of the several Underwriters named
   in Schedule I hereto
World Financial Center
North Tower
New York, NY 10281



                                   November 19, 1998

Dear Sirs:

Sears Roebuck Acceptance Corp., a Delaware corporation (the "Company"), proposes subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 18, 1997 (the "Underwriting Agreement"), executed between the Company and Sears, Roebuck and Co. ("Sears"), on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein (except that the Underwriting Agreement is hereby amended by replacing "Michael D. Levin" with "Thomas Hester" in Section 13 and by replacing "subdivision (viii)" with "subdivision (ix)" in the second sentence of the last paragraph of subsection 8(c)); and each of the representations and warranties set forth therein shall be deemed to have been made at and, except where otherwise specified, as of the date of this Pricing Agreement, except that each representation and warranty with respect to the Prospectus in Sections 2 and 3 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated
Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at a purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the principal amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in such Schedule II. The obligations of the Underwriters hereunder are subject to the condition that Cleary, Gottlieb, Steen & Hamilton, counsel to the Underwriters, shall have furnished you with a written opinion of counsel, dated the Time of Delivery for the Designated Securities, in form and substance satisfactory to you in your reasonable judgment as to matters customary for a transaction of the type contemplated hereby.

If the foregoing is in accordance with your understanding, please sign and return two counterparts hereof, and upon acceptance hereof by you on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Company, Sears and each of the Underwriters. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. You represent that you are authorized on behalf of yourselves and on behalf of each of the other Underwriters named in Schedule I hereto to enter into this Agreement.


                            Very truly yours,

                            SEARS ROEBUCK ACCEPTANCE CORP.

                            By:
                              ________________________________

                            SEARS, ROEBUCK AND CO.

                            By:
                            ________________________________



Accepted as of the date hereof:

MERRILL LYNCH, PIERCE,
 FENNER & SMITH INCORPORATED
As Representative of the several Underwriters


 By:
    ______________________________

        Managing Director














                            SCHEDULE I






          Underwriter                                 Principal
                                                      Amount of
                                                      Designated
                                                      Securities to
                                                      be purchased

Merrill Lynch, Pierce, Fenner & Smith Incorporated    $  150,000,000
Bear, Stearns & Co. Inc                                   30,000,000
Chase Securities Inc.                                     30,000,000
Goldman, Sachs & Co.                                      30,000,000
J.P. Morgan & Co.                                         30,000,000
Morgan Stanley & Co. Incorporated                         30,000,000

     Total                                            $  300,000,000



                             SCHEDULE II

Title of Designated Securities:
  6.50% Notes due December 1, 2028

Aggregate principal amount:
  $300,000,000

Price to Public:
  97.024% of the principal amount of
  the Designated Securities

Purchase Price by Underwriters:
  96.149% of the principal amount of the
  Designated Securities

Indenture:
  Indenture, dated as of May 15, 1995,
  between the Company and The Chase Manhattan
  Bank, N.A., as Trustee

Maturity: 1


Interest Rate: 1


Interest Payment dates:1


Redemption Provisions: 1


Sinking Fund Provisions:
  None

Time of Delivery:
  8:00 A.M., Chicago time, November 24, 1998

Funds in which payment by Underwriters to Company to be made:
  Same day funds

Method of Payment:
  Wire transfer to The Chase Manhattan Bank, for the Account of Sears Roebuck Acceptance
Corp., Account No. 910-2587590, ABA No. 021000021

Closing Location:
  Chicago, Illinois and Delaware

Delayed Delivery:
  None

Counsel:

  To the Company and Sears:

  * Nancy K. Bellis, Assistant General Counsel-Corporate &
    Securities, Sears, Roebuck and Co.

  * Latham & Watkins

  To the Underwriters:

  * Cleary, Gottlieb, Steen & Hamilton



                          FORM OF NOTE

                     [FORM OF FACE OF NOTE]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.


Number                                            $___________

                                                 CUSIP NO. 812404BE0

                   SEARS ROEBUCK ACCEPTANCE CORP.

                   6.50% Note due December 1, 2028
6.50%                                                         6.50%
Due 2028                                                   Due 2028


      Sears Roebuck Acceptance Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of _____________________ Dollars ($__________) upon presentation and surrender of this Note, on the first day of December, 2028, at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay interest on said principal sum at the rate of 6.50% per annum, either, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register or at either of such offices or agencies, in like coin or currency, from the June 1 or December 1, as the case may be, next preceding the date hereof to which interest has been paid on the Notes referred to on the reverse hereof (unless the date hereof is the date to which interest has been paid on such Notes, in which case from the date hereof, or unless the date hereof is prior to June 1, 1999, in which case from November 24, 1998), semi-annually, commencing on June 1, 1999, on June 1 and December 1, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if this Note is dated after any May 17 and before the following June 1, or after any November 16 and before the following December 1, then this Note shall bear interest from such following June 1 or December 1, as applicable, provided, however, that if the Company shall default in the payment of interest due on such following June 1 or December 1, this Note shall bear interest from the next preceding June 1or December 1 to which interest has been paid on such Note, or if no interest has been paid on such Note, then from November 24, 1998. The interest so payable on any June 1 or December 1, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the May 17 prior to such June 1 or the November 16 prior to such December 1. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such Interest Payment Date, and may be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Noteholders not less than 10 days prior to such Special Record Date, or may be paid, at any time in any other lawful manner, all as more fully provided in such Indenture.

The Company may redeem this Note at any time, in whole or in part, by paying the holder hereof the greater of:

* 100% of the principal amount of the portion of this Note that the Company redeems, plus any interest that has accrued, but that the Company has not previously paid to the holder hereof, up to the date that the Company redeems that portion of this Note; and

* the sum of the present values of the remaining scheduled payments of principal of and interest on the portion of this Note that the Company redeems (excluding the portion of any payment of interest that has accrued as of the date the Company redeems that portion of this Note), plus any interest that has accrued, but that the Company has not previously paid to the holder hereof, up to the date that the Company redeems that portion of this Note. The Company will appoint a Reference Treasury Dealer to determine the present values. The Reference Treasury Dealer will determine the present values by discounting each of the remaining scheduled payments. Each of the remaining scheduled payments will be discounted on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) from the date the payment is scheduled to be made to the date the Company redeems that portion of this Note.

The Company must give the holder hereof at least 30, but not more than 60, days' notice that it will redeem any portion of this Note. Interest will not accrue on that portion of this Note that the Company calls for redemption unless the Company fails to pay the redemption price on or after the redemption date.

"Adjusted Treasury Rate" means, for any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming that the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) was equal to the Comparable Treasury Price for that redemption date, plus 0.25%.

 "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by the
Company:

* that has a maturity comparable to the remaining term of this Note, and

* that would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities of comparable maturity to the remaining term of this Note.

"Comparable Treasury Price" means, for any redemption date:

* the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those quotations (if any), or

* if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all the quotations.

"Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc., Chase Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in New York City, the Company may replace that entity with another primary U.S. Government securities dealer in New York City.

"Reference Treasury Dealer Quotation" means, for each of at least four Reference Treasury Dealers selected by the Company and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day before that redemption date. The Trustee will determine this average.

If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the interest or principal payment shall be made on the next day that is a Business Day, and no interest on such payments shall accrue for the period from and after the Interest Payment Date or the Maturity Date. Interest on the Note well be computed on the basis of a 360-day year of twelve 30-day months.

      Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

      This Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or any indenture supplemental thereto, or become valid or obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under such Indenture.


      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


Dated: November 24, 1998


                                  Sears Roebuck Acceptance Corp.


                               By ___________________________________
                                            President

                               By ____________________________________
                                           Vice President

[Corporate Seal]


                [FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION]

      This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.


The Chase Manhattan Bank
        as Trustee



By:___________________________________
      Authorized Officer

                      [FORM OF REVERSE SIDE OF NOTE]

                       SEARS ROEBUCK ACCEPTANCE CORP.
                       6.50% Note due December 1, 2028

      1. This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the "Securities") of the series hereinafter specified, unlimited in aggregate principal amount, all issued or to be issued under or pursuant to an indenture dated as of May 15, 1995, executed between the Company and THE CHASE MANHATTAN BANK, as Trustee; to which indenture and all indentures supplemental thereto (herein collectively called the "Indenture") reference is hereby made for a specification of the rights and limitation of rights thereunder of the Holders of the Securities, the rights and obligations thereunder of the Company and the rights, duties and immunities thereunder of the Trustee. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This
Note is one of a series designated as the "6.50% Notes due December 1, 2028" of the Company (hereinafter referred to as the "Notes"). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

      2. In case a default, as defined in the Indenture, shall occur and be continuing with respect to the Notes, the principal amount of all Notes then outstanding under the Indenture may be declared or may become due and payable upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be annulled by the Holders of a majority in principal amount of the Notes outstanding.

      3. To the extent permitted by, and as provided in, the Indenture, indentures supplemental thereto may be entered into with the consent of the Company and with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities (as defined in the Indenture) of each series to be affected; provided, however, that no such supplemental indenture shall (i) change the Stated Maturity of the principal of (and premium, if any, on), or the interest on, any Security, or reduce the principal amount of (and premium, if any, on), or the rate of interest on any Security, or change the Currency in which the principal of (and premium, if any) or interest on such Securities is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the Maturity thereof pursuant to
Section 6.1 of the Indenture without the consent of the Holder of each outstanding Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each outstanding Security affected thereby.

      4. The Indenture also provides that the Holders of a majority in principal amount of the Securities of any series then outstanding may waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or interest or premium, if any, on any of the Securities.

      5. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate, and in the Currency, herein prescribed.

      6. This Note is transferable by the registered Holder hereof or by his attorney duly authorized in writing at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located, without charge except for any tax or other governmental charge imposed in relation thereto, but only in the manner and subject to the limitations provided in the Indenture and upon surrender of this Note. Upon any such transfer a Note or Notes of authorized denominations for a like aggregate principal amount and bearing a number not contemporaneously outstanding will be issued in exchange herefor.

      7. The Notes are issuable only as registered Notes without coupons, in denominations of $1,000 and any integral multiple of $1,000. In the manner and subject to the limitations provided in the Indenture, Notes are exchangeable, without charge except for any tax or other governmental charge imposed in relation thereto, for other Notes of authorized denominations for a like aggregate principal amount, at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located.

      8. The Company, the Trustee, any Authenticating Agent, any paying agent and any Security registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon by anyone other than the Company or any Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest hereon and for all other purposes, and neither the Company, the Trustee, an Authenticating Agent, a paying agent nor a Security registrar shall be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid.

      9. No recourse shall be had for the payment of the principal of or the interest on this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, of the Company or of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof. In the event of any sale or transfer of its assets and liabilities substantially as an entirety to a successor corporation, the predecessor corporation may be dissolved and liquidated as more fully set forth in the Indenture.